Exhibit 1A-14

From the Desk of

Larry Pino, Esquire

March 24, 2023

Via Edgar

Division of Corporation Finance

Office of Real Estate & Construction

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, DC

20549

Re:	ILS FIXED HORIZON LLC Tier 2 Regulation A Offering Submission

ILS Fixed Horizon LLC

Appointment for Agent of Service of Process

Exhibit 1-A 14 on Form 1-A

Filed February 7, 2023

 To Whom it May Concern,

We are here affirming that our law firm of Pino Nicholson PLLC will be serving as the agent for service of process on behalf of ILS Fixed Horizon LLC. Our contact information is as follows:

PINO NICHOLSON PLLC

99 S. New York Ave.,

Winter Park, Florida,

32789

If you should require any additional information or clarification, please do not hesitate to contact me at (407) 425-7831.

Sincerely,

/s/Larry Pino, Esq., for the firm

PINO NICHOLSON PLLC